Exhibit (k)(3)

DISTRIBUTION AGREEMENT

This Agreement is made as of [•], 2010, by and among TS Capital, LLC, a Delaware limited liability company (“TSC”), ABAX Brokerage Services, Inc., a Texas corporation (“ABAX”), Avenue Income Credit Strategies Fund, a Delaware statutory trust (the “Fund”), and Avenue Capital Management II, L.P., a Delaware limited partnership (the “Adviser”).

WHEREAS, the Fund has filed a notification on Form N-8A of registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and a registration statement on Form N-2 (including the prospectus and the statement of additional information incorporated by reference into the prospectus, the “Registration Statement”) relating to the offering of common stock of the Fund (the “Common Shares”, and such offering, the “Offering”);

WHEREAS, the Fund is expected to be operated as a closed-end management investment company under the 1940 Act;

WHEREAS, the Adviser intends to serve as the investment adviser to the Fund; and

WHEREAS, the Adviser and the Fund wish to retain TSC and ABAX to provide the distribution and marketing services set forth herein under the terms and conditions stated herein, and TSC and ABAX are willing to provide such services for the compensation set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.                                      APPOINTMENT. The Adviser and the Fund hereby retain TSC and ABAX to furnish, and TSC and ABAX hereby agree to furnish, in accordance with the highest professional standards, the services set forth in section 2 below.

2.                                      SERVICES AND DUTIES OF TSC AND ABAX. At such times and to the extent that the Adviser and the Fund may reasonably request, TSC and ABAX will use their best efforts to assist the Fund and the Adviser with the distribution of the Common Shares in the Offering by:

(a)                                 making at least 10 external wholesalers and 5 internal wholesalers available to aid in the distribution of the Common Shares and to generally provide sales services with respect to the Common Shares;

(b)                                 developing and coordinating a targeted “road show” with respect to the Offering;

(c)                                  customizing marketing materials for use by, and presentations to the sales networks at, broker-dealers that distribute the Common Shares;

(d)                                 organizing and hosting meetings with key financial advisers, closed-end fund wholesalers, analysts, service providers and ratings and information organizations that cover closed-end funds;

(e)                                  making such reports and recommendations to the Board of Trustees of the Fund (the “Board”) as the Adviser or the Fund may reasonably request;

(f)                                   replying to requests for information from broker-dealers or prospective shareholders concerning the Fund, the Offering or the Common Shares;

(g)                                  reviewing, and providing suggestions for the improvement from a marketing perspective of, materials made or to be made available to prospective shareholders and broker-dealers;

(h)                                 reviewing, and providing suggestions for the improvement from a marketing perspective of, the Fund’s sales materials, except that TSC and ABAX shall not be responsible for the compliance of the content of sales materials (other than content provided by TSC or ABAX) with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) or any state securities authority; provided however, that TSC and ABAX shall be responsible for the filing of any materials required to be filed by TSC or ABAX, as applicable, with the SEC, FINRA or any state securities authority;

(i)                                     assisting in the drafting of press releases in connection with the Offering and providing sales support and marketing services typical for an offering of common shares of a closed-end management investment company; and

(j)                                    providing such other services as the parties may mutually agree from time to time.

Each of TSC and ABAX acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund or its Common Shares other than (i) information contained in the Fund’s Registration Statement that has been declared effective by the SEC (or such other version specifically approved by the Adviser or the Fund for use by TSC and ABAX in connection herewith) and (ii) any sales literature and advertising materials specifically approved by the Adviser or the Fund for use by TSC and ABAX in connection with the performance of the services provided by TSC and ABAX hereunder.

3.                                      COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, TSC and ABAX will act in conformity with the Registration Statement and the Fund’s Agreement and Declaration of Trust and By-Laws (each as amended from time to time), and in accordance with the directions of the Adviser and the Fund, and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

4.                                      EXCLUSIVITY. The services of TSC and ABAX hereunder are not deemed to be exclusive, and TSC and ABAX and their respective officers, employees and affiliates may, without the prior written consent of the Adviser or the Fund, render such services to others, except that during the term of this Agreement, (i) TSC and ABAX will not launch in the public markets any other registered closed-end fund offering during the period prior to the launch of the Fund’s Offering through the Fund’s closing (excluding any closing pursuant to an underwriter’s greenshoe option), without the prior written consent of the Adviser and the Fund, and (ii) TSC and ABAX will make the Fund the sole focus of ABAX’s distribution services for closed-end funds for the period from the launch of the Offering through the Fund’s closing (excluding any closing pursuant to an underwriter’s greenshoe option). For subsequent offerings of closed-end funds advised or to be advised by the Adviser or any affiliate of the Adviser, each of TSC and ABAX agrees that it will, if engaged in similar capacities as for the Fund, provide such services to the Adviser or the Adviser’s affiliate and the applicable fund on a basis similar to that provided herein, including with respect to exclusivity, and with terms relating to fees and expenses that are no less favorable than the fees and expenses contemplated by this Agreement, except that TSC/ABAX Road Show Expenses (as defined in Section 9) shall be borne by the Adviser, the Adviser’s affiliate or the applicable fund in full for all such subsequent offerings; provided, that (i) TSC and ABAX will be required to comply with the Adviser’s expense policies and reimbursement procedures (which shall have been provided to TSC and ABAX prior to such engagement) and (ii) in the event that such engagement is terminated by the Adviser, the Adviser’s affiliate or the applicable fund due to a material breach by TSC or ABAX, TSC and ABAX, and not the Adviser, the Adviser’s affiliate or the fund, shall bear all TSC/ABAX Road Show Expenses.

5.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF TSC AND ABAX.

(a)                                 Each of TSC and ABAX represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the services contemplated by this Agreement. Each of TSC and ABAX covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)                                 Each of TSC and ABAX agrees that it shall promptly notify the Adviser and the Fund (i) in the event that the SEC, FINRA or any other regulatory, self-regulatory or state authority has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control of TSC or ABAX or a change in its senior management or (iii) of any change to TSC or ABAX that materially and adversely affects its ability to perform services under this Agreement.

(c)                                  Each of TSC and ABAX represents and warrants that (i) it is a validly existing entity and has full limited liability company or corporate, as the case may be, power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which TSC or ABAX is a party or by which TSC or ABAX is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it, except for those breaches or defaults that would not materially and adversely affect TSC’s or ABAX’s ability to perform its obligations under this Agreement.

(d)                                 Each of TSC and ABAX acknowledges that it shall act as an independent contractor in providing services pursuant to this Agreement.

(e)                                  Each of TSC and ABAX acknowledges and agrees that neither the Adviser nor the Fund is an advisor to TSC or ABAX as to legal, tax, accounting or regulatory matters in any jurisdiction and each of TSC and ABAX shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the services contemplated hereby.

(f)                                   Each of TSC and ABAX represents and warrants that (i) it has not compensated, directly or indirectly, any third party in connection with securing the Adviser or the Fund as a client and (ii) it will not shares its fees with any third party, without the prior written consent of the Adviser and the Fund.

6.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISER.

(a)                                 The Adviser agrees with TSC and ABAX that it shall promptly notify TSC and ABAX (i) in the event that the SEC or any other regulatory authority has censured in writing the Adviser’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Adviser or (iii) of any change to the Adviser that materially and adversely affects TSC’s or ABAX’s ability to provide its services under this Agreement or the Adviser’s ability to perform its obligations under this Agreement.

(b)                                 The Adviser represents and warrants to TSC and ABAX that (i) it is a validly existing entity and has full limited partnership power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Adviser is a party or by which the Adviser is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it, and (iv) the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and in any state where registration as such is required.

7.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND.

(a)                                 The Fund agrees with TSC and ABAX that it shall promptly notify TSC and ABAX (i) in the event that the SEC or any other regulatory authority has censured in writing the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions and (ii) of any change to the Fund that materially and adversely affects TSC’s or ABAX’s ability to provide its services under this Agreement or the Fund’s ability to perform its obligations under this Agreement.

(b)                                 The Fund represents and warrants to TSC and ABAX that (i) it is a validly existing entity and has full trust power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Fund is a party or by which the Fund is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it, (iv) the Fund will ensure that the Registration Statement, at the time it becomes effective, will conform in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder, and that the Fund has made or will make such material filings with the SEC, FINRA and other regulators related thereto, as required by all applicable laws and regulations, and that the Fund has disclosed or will disclose in its Registration Statement, at the time it becomes effective, such information about this Agreement and the transactions contemplated herein as required by all applicable laws and regulations, (v) to the extent required by all applicable laws and regulations, the Fund is or will be registered and its Common Shares are or will be qualified for sale in all states and other jurisdictions in the United States where registration or qualification is required, and (vi) the Fund will ensure that the Registration Statement, at the time it becomes effective, and any sales materials relating to the Fund, at the time they are approved by the Fund for use by TSC and ABAX in connection herewith, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

8.                                      COMPENSATION. As compensation for the services to be provided by TSC and ABAX under this Agreement, the Adviser shall pay to ABAX:

(a)                                 a one-time distribution fee, due and payable upon the closing date of the Offering (including any closing pursuant to an underwriter’s greenshoe option, the “Closing”), in an amount equal to (i) 0.30% (30 bps) of the total price to the public of the first $250 million of Common Shares sold in the Offering, (ii) 0.40% (40 bps) of the total price to the public of Common Shares sold in excess of $250 million but not greater than $500 million, and (iii) 0.50% (50 bps) of the total price to the public of Shares sold in excess of $500 million, in all cases including any Common Shares sold pursuant to an underwriter’s greenshoe option, less the total amount of all “consulting fees” paid to TSC under Section 7 of that certain Services and Consulting Agreement, made as of September 23, 2010, between the Adviser and TSC (the “Consulting Agreement”). As compensation for TSC’s services under this Agreement, ABAX shall pay to the extent permitted by law such compensation to those persons who are registered representatives of ABAX as ABAX, TSC and such registered representatives may agree from time to time.

(b)                                 for three calendar years beginning on the date of the Closing (the “Fee Term”), an ongoing structuring and shareholder servicing fee at the annual rate of 0.10% of the average daily value of the Fund’s Managed Assets (as defined below) to be computed and paid quarterly in arrears. Beginning with the end of the first full calendar quarter following the Closing, and then at the end of each subsequent quarter in which the Fee Term was effective, the Adviser shall pay such fee to ABAX within 30 days of receipt by the Adviser of its advisory fee from the Fund for the period ending on the last day of each such calendar quarter. If there is a partial quarter immediately following the Closing, the first payment shall include a prorated amount for that partial quarter. If, in the case of the final calendar quarter in which the Fee Term is effective, the Fee Term expires prior to the last day of such quarter, the payment in respect of such quarter shall be prorated accordingly.

“Managed Assets” has the meaning set forth in the Fund’s Registration Statement (as declared effective by the SEC).

(c)                                  For the avoidance of doubt, any fees payable pursuant to section 8(b) shall not be for distribution services, and any services provided by TSC and ABAX pursuant to this Agreement following the Closing shall not be distribution services.

9.                                      REIMBURSEMENT OF EXPENSES.

(a)                                 The Fund hereby acknowledges and agrees that TSC/ABAX Road Show Expenses (as defined below), including such expenses incurred or reimbursed (either under this section 9 or otherwise) by the Adviser, (i) shall be offering expenses of the Fund to the extent permitted by law and generally accepted accounting principles and (ii) shall be payable or reimbursable by the Fund except to the extent of any Excess Expenses (as defined below).

(b)                                 Where the amount of Total Offering Expenses is less than or equal to the Fund Reimbursement Cap (as defined below), the Adviser shall pay or reimburse TSC or ABAX for all TSC/ABAX Road Show Expenses incurred directly by TSC or ABAX, provided that the Adviser shall have no such obligation unless and until the Fund pays or reimburses the Adviser for such amounts.

(c)                                  Where the amount of Total Offering Expenses exceeds the Fund Reimbursement Cap, the Adviser shall bear two-thirds (2/3) of the Shared Excess Expenses and TSC and ABAX shall bear one-third (1/3) of the Shared Excess Expenses. In order to effect the foregoing allocation, within a reasonable time period following the Closing, the Adviser shall make a payment to TSC or ABAX, or TSC and ABAX shall make a payment to the Adviser, as follows:

(i)                                     if the Adviser has directly borne TSC/ABAX Road Show Expenses on behalf of TSC and ABAX that exceed two-thirds (2/3) of the Shared Excess Expenses, TSC and ABAX shall reimburse the Adviser for the amount of such excess; or

(ii)                                  if TSC and ABAX have directly borne TSC/ABAX Road Show Expenses that exceed one-third (1/3) of the Shared Excess Expenses, the Adviser shall reimburse TSC or ABAX for the amount of such excess.

(d)                                 In the event that this Agreement is terminated prior to any Closing, other than pursuant to section 13(a)(ii), the Adviser shall bear one hundred percent (100%) of any TSC/ABAX Road Show Expenses. In the event that this Agreement is terminated prior to any Closing pursuant to section 13(a)(ii), TSC and ABAX shall bear one hundred percent (100%) of any TSC/ABAX Road Show Expenses.

(e)                                  As used in this section 9:

“TSC/ABAX Road Show Expenses” means, and is limited to, offering expenses incurred by TSC or ABAX in connection with the road show for the Offering for travel, lodging, meals, printing, shipping, mailing and other similar expenses incurred in connection with the road show, and for the avoidance of doubt, shall not include any expenses incurred following completion of the road show.

“Total Offering Expenses” means the total offering expenses of the Fund, including the TSC/ABAX Road Show Expenses but excluding underwriters’ compensation.

“Shared Excess Expenses” equals the Excess Expenses multiplied by the quotient of TSC/ABAX Road Show Expenses divided by Total Offering Expenses.

“Excess Expenses” equals the Total Offering Expenses minus the Fund Reimbursement Cap.

“Fund Reimbursement Cap” equals $0.04 multiplied by the number of Common Shares sold in the Offering (including any Common Shares sold pursuant to an underwriter’s greenshoe option (if any)).

(f)                                   Any obligation of the Adviser or the Fund to reimburse any expenses to TSC or ABAX, or both, for TSC/ABAX Road Show Expenses will be satisified by payment or reimbursement of the required amount to either TSC or ABAX, subject to applicable law. Except as provided in this section 9, neither TSC nor ABAX shall be entitled to be reimbursed by the Adviser or the Fund for any expenses.

(g)                                  Notwithstanding the provisions of Section 8 or this Section 9, in no event shall the aggregate amount payable to TSC and ABAX pursuant to this Agreement exceed 1% of the total price to the public of the Common Shares sold in the Offering

(including any Common Shares sold pursuant to an underwriter’s greenshoe option, if any)).

10.                               LIMITATION OF LIABILITY OF TSC AND ABAX. TSC and ABAX will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser or the Fund in connection with the performance of TSC’s or ABAX’s duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from the reckless disregard by TSC or ABAX of its duties under this Agreement (“TSC/ABAX Disabling Conduct”).

The Adviser agrees to indemnify, defend and hold TSC and ABAX, and any person who controls TSC or ABAX within the meaning of Section 15 of the Securities Act of 1933 (collectively, “TSC/ABAX Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which TSC/ABAX Indemnified Persons may incur arising out of or relating to (i) the Adviser’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) the Adviser’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon TSC/ABAX Disabling Conduct.

The Fund agrees to indemnify, defend and hold the TSC/ABAX Indemnified Persons free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which TSC/ABAX Indemnified Persons may incur arising out of or relating to (i) the Fund’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) the Fund’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon TSC/ABAX Disabling Conduct.

11.                               LIMITATION OF LIABILITY OF ADVISER. The Adviser will not be liable for any act or omission or for any error of judgment or for any loss suffered by TSC or ABAX in connection with the performance of the Adviser’s duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement (“Adviser Disabling Conduct”).

ABAX and TSC, jointly and severally, agree to indemnify, defend and hold the Adviser, each of its officers, directors and agents, and any person who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933 (collectively, “Adviser Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith)

that any Adviser Indemnified Persons may incur arising out of or relating to (i) ABAX’s or TSC’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) ABAX’s or TSC’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Adviser Disabling Conduct.

12.                               LIMITATION OF LIABILITY OF FUND. The Fund will not be liable for any act or omission or for any error of judgment or for any loss suffered by TSC or ABAX in connection with the performance of the Fund’s duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement (“Fund Disabling Conduct”).

ABAX and TSC, jointly and severally, agree to indemnify, defend and hold the Fund, each of its officers, directors and agents, and any person who controls the Fund within the meaning of Section 15 of the Securities Act of 1933 (collectively, “Fund Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) that any Fund Indemnified Persons may incur arising out of or relating to (i) ABAX’s or TSC’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) ABAX’s or TSC’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Fund Disabling Conduct.

13.                               TERMINATION.

(a)                                 This Agreement may be terminated:

(i)                                     by TSC or ABAX in the event of a material breach of this Agreement by either the Adviser or the Fund, upon 10 days’ prior written notice to the Adviser and the Fund;

(ii)                                  by the Adviser or the Fund in the event of a material breach of this Agreement by either TSC or ABAX, upon 10 days’ prior written notice to TSC and ABAX;

(iii)                               by the Adviser in the event that the Adviser’s investment advisory agreement with the Fund is terminated, as of the date of termination of such investment advisory agreement, provided that, subject to any confidentiality obligation to which the Adviser may be subject (including without limitation any such obligation arising due to legal, contractual, regulatory or similar reasons), the Adviser shall use its reasonable best efforts to provide at least 30 days’ prior written notice to TSC and ABAX of any anticipated termination of its investment advisory agreement with the Fund;

(iv)                              by the express written mutual agreement of the parties hereto; and

(v)                                 by any of the parties on or after January 31, 2011, if the Offering has not commenced by that date.

(b)                                 Upon termination of this Agreement pursuant to section 13(a)(ii), (iii) or (iv), the Fee Term shall immediately terminate and the Adviser shall promptly pay to ABAX the fees contemplated by section 8 only through the date of termination of such Fee Term.

(c)                                  This Agreement may be terminated by the Adviser or the Fund upon 30 days’ prior written notice to TSC and ABAX; provided that any such termination pursuant to this section 13(c) shall not relieve the Adviser and the Fund of any of their respective obligations under section 8 or section 9 hereof.

(d)                                 Sections 10, 11, 12 and 14 through 23 shall survive any termination of this Agreement. Section 8(b) shall survive any termination of this Agreement other than a termination contemplated by Section 13(b) above.

14.                               AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged, amended or terminated orally, but only by an instrument in writing signed by TSC, ABAX, the Adviser and the Fund.

15.                               CONFIDENTIALITY. TSC, ABAX, the Adviser and the Fund each acknowledge that it may obtain certain confidential information of the other parties to this Agreement or, in the case of TSC and ABAX, of the Fund’s shareholders during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets, provided that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations, or such disclosure is made in response to a valid request by a regulatory authority. If a party is required or requested to disclose confidential information of another party pursuant to (ii) above, such party shall immediately notify the other parties to this Agreement in order to provide such parties the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.

16.                               GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be construed in accordance with the laws of the State of New York, notwithstanding any conflict of laws doctrines of any jurisdiction to the contrary.

17.                               BOOKS AND RECORDS

(a)                                 In compliance with the requirements of the 1940 Act, each of TSC and ABAX hereby agrees that all records which it may maintain for the Fund or the Adviser are the property of the Adviser and the Fund and further agrees to surrender promptly to the Adviser or the Fund any of such records upon request.

(b)                                 Each of TSC and ABAX hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that TSC or ABAX renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if TSC or ABAX are required or requested to provide any information or reports to regulatory authorities, TSC or ABAX shall immediately notify Adviser and the Fund in order to provide Adviser and the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and TSC or ABAX agree to provide reasonable assistance to Adviser and the Fund in seeking to prevent the release of the information, in each case provided such disclosure by TSC or ABAX is not prohibited by applicable law.

18.                               BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as specifically contemplated herein with respect to TSC/ABAX Indemnified Persons and Adviser/Fund Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

19.                               BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of other parties hereto.

20.                               EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.                               ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

22.                               WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

23.                               MISCELLANEOUS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24.                               NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to the Adviser, to:

Avenue Capital Management II, L.P.

c/o Sonia E. Gardner

399 Park Avenue, 6th Floor

New York, New York 10022

With a copy emailed to: sgardner@avenuecapital.com

If to the Fund, to:

Avenue Income Credit Strategies Fund

c/o Randolph Takian, Chief Executive Officer

399 Park Avenue, 6th Floor

New York, New York 10022

With a copy emailed to: rtakian@avenuecapital.com

If to TSC or ABAX, to:

c/o Tina Singh

52 Thomas Street, Suite 4C

New York, New York 10013

With a copy emailed to: tina.singh@tscapitalllc.com

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IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

TS CAPITAL, LLC

By: Tina Singh
Title: Chief Executive Officer

ABAX BROKERAGE SERVICES, INC.

By: Tina Singh
Title: Chief Executive Officer

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II, GenPar, LLC, its general partner

By: Sonia E. Gardner
Title: Member

AVENUE INCOME CREDIT STRATEGIES FUND

By: Randolph Takian
Title: Chief Executive Officer